Exhibit 10.13


                   DESCRIPTION OF SPLIT DOLLAR LIFE INSURANCE
                     ARRANGEMENTS FOR THE BENEFIT OF RICHARD
                            ROBINSON AND HELEN BENHAM


      With the approval of the Board of Directors of Scholastic Corporation (the "Company"), the Company has agreed to pay that portion of the annual premium representing the non-term life insurance portion of a split dollar life insurance policy for the benefit of Richard Robinson and Helen Benham. Mr. Robinson is the Chairman of the Board, President and Chief Executive Officer of the Company and Ms. Benham, the wife of Mr. Robinson, is a director and Corporate Vice President of the Company. During the Company's fiscal year ended May 31, 2000, such portion of the annual premium paid by the Company was $233,874. All premiums paid by the Company in respect of the non-term portion of the split dollar life insurance policy will be repaid to the Company, without interest, not later than upon the death of the last to survive of Mr. Robinson and Ms. Benham. It is anticipated that payments of such premiums by the Company will be for a period of approximately 16 years. The Company is not responsible for payment of the portion of the premium attributable to the term life insurance portion of such policy. The above arrangements are intended to be formalized in a written agreement between the Company and the Helen Benham and
M. Richard Robinson Family Trust, the owner of the policy.